November 4, 1997





To Whom It May Concern:

This opinion is furnished in connection with the registration statement filed by American United Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") and the variable life insurance policies (the "Policies") therein described.

In my capacity as Assistant Vice President and Individual Product Actuary, I provided actuarial advice concerning the preparation of the Policies, and the Registration Statement, as amended, and the Exhibits thereto.

In my opinion, the illustrations of benefits under the Policies included in the "Illustrations of Account Values, Cash Values, Death Benefits, and Accumulated Premium Payments" Section of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.

Sincerely,


/s/ Stephen J. Pearson

Stephen J. Pearson, FSA, MAAA
Assistant Vice President and Individual Product Actuary